EXHIBIT 10.4

EXECUTION COPY
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is entered into this 8th day of August, 2014 by and between Walter Investment Management Corp. (the “Company”) and Keith A. Anderson (“Employee”).
WHEREAS, Employee entered into an employment agreement with the Company effective July 1, 2011 (“Employment Agreement”); and
WHEREAS, Employee has indicated his desire to terminate his employment with the Company; and
WHEREAS, the Company wishes for Employee to remain in his current position with the Company until the earlier of ninety days from the date of this Agreement and such date as the Company, at its discretion, shall determine (the “Termination Date”); and
WHEREAS, following the Termination Date, the Company wishes to retain Employee as a consultant to the Company for a period of one year; and
WHEREAS, Employee has agreed, subject to the terms and conditions of this Agreement, to remain with the Company as provided herein and thereafter to enter into a consultancy agreement with the Company substantially in the form attached hereto as Appendix 1 (the “Consultancy Agreement”); and
WHEREAS, the parties desire to provide for certain payments and benefits as consideration for Employee’s agreement to remain with the Company, accept certain restrictive covenants, execute a general release of claims, and enter into the Consultancy Agreement.
NOW THEREFORE, for the mutual promises and consideration set forth herein, it is hereby agreed:

1.
Employee shall remain in the position of Executive Vice President and Chief Operating Officer of the Company, reporting to the Company’s Chairman and Chief Executive Officer, and shall continue to perform Employee’s current duties in good faith, to the best of Employee’s abilities and consistent with past practice until the Termination Date.

2.
In consideration of Employee continuing in Employee’s current position as set forth in Section 1 and his compliance with the terms and conditions of this Agreement, including, without limitation, Employee’s execution of, and failure to revoke the General Release (as defined and further discussed in Section 3), and execution of the Consultancy Agreement in substantially the form attached hereto, Employee shall receive the following compensation (“Compensation Benefits”) at the times and in the manner specified (all payments to be net of applicable withholding and paid in accordance with the Company’s ordinary payroll practices):

(a)	From the date of this Agreement through the Termination Date:

(i)	Employee’s base salary at a rate of $430,000 per year (“Base Salary”),

(ii)	Continued participation in Company health, dental and vision benefits (subject to the payment of ordinary Employee contributions), and

(iii)	Payment for accrued but unused vacation in accordance with Company policy.

(b)	The Legacy Payment in the amount of $50,093.96 to be paid in the first regular payroll after the Termination Date.

(c)
Lump sum payments to be paid in the years designated below, and except as expressly provided by Section 2(c)(iii) and Exhibit 2, at the earlier of (i) the date on which the Company pays bonuses to its executives pursuant to the Company’s Management Incentive Plan for the prior year, or (ii) March 15 of the year of payment.

(i)
An amount, to be pro-rated to the Termination Date, which shall be, before pro-ration, no less than the lesser of (A) the product of a fraction, the numerator of which is the sum of the 2014 MIP bonuses awarded to Mark O’Brien, Gary Tillett, Denmar Dixon and Patricia Cook and the denominator of which is $3,200,000 (subject to adjustment if any of the foregoing’s target is adjusted) multiplied by $860,000 and (B) $860,000 (referred to herein as “Lump Sum No. 1,” see example of the calculation in Subsection (A) in Exhibit 1 hereto). In the event bonuses to be awarded to those listed in subsection (A) above have not been determined by March 15, then payment shall be made pursuant to Subsection (B). In the event that thereafter, payments to those mentioned in Subsection (A) result in a lower amount due to Employee, then the difference shall be deducted from future payments.

(ii)
An amount equal to the product of (A) a fraction, the numerator of which is the number of days remaining in 2014 following the Termination Date and the denominator of which is 365, and (B) $800,000, to be paid in 2015 (“Lump Sum No. 2”), and

(iii)	An amount equal to $800,000 less the amount of Lump Sum No. 2, to be paid partly in 2015 (“Lump Sum No. 3”) and partly in 2016 (“Lump Sum No. 4”) as provided in the example in Exhibit 2.

(d)	Treatment of equity awards:

(i)	All equity awards vested as of the date of the Termination Date shall remain vested and shall be subject to the terms and conditions of the respective award agreements.

(ii)
The following equity awards are unvested as of the date of this Agreement and shall, subject to Employee’s compliance with the terms and conditions of this Agreement, including, without limitation, the provisions of Sections 3 and 7, and the terms and conditions of the Consultancy Agreement, be treated as set forth in the following table:

Award Date	No. Shares	Award/Option Price	Vest Date	Treatment
2/28/12	15,857	$20.57	2/28/15	Retain - Vest 2/28/15
11/1/11	20,000	RSU	11/1/15	Retain - Vest 11/1/15
4/3/2013	43,859	$33.59	4/3/16	Forfeit
3/24/14	8,305	RSU	3/24/16	Retain - Vest 3/24/16
3/24/14	49,835	Perf Sh	12/31/16	Forfeit
3/24/14	8,306	RSU	3/24/17	Retain - Vest 3/24/17

(iii)	Except as otherwise provided in subparagraph (d)(ii), the foregoing awards shall be subject to the terms and conditions set forth in their respective award agreements.

(e)	Commencing on the Termination Date, Employee and the Company shall enter into the Consultancy Agreement which shall include the following terms:

(i)	Term - 12 months;

(ii)	Consulting fee - $35,833 per month;

(iii)	An amount equal to the monthly excess of the cost of COBRA continuation coverage and the amount that Company employees pay for similar coverage.

3.
Employee’s right to Compensation Benefits following the Termination Date is subject to Employee’s execution and delivery of a general release within thirty days following the Termination Date (the “General Release”). The General Release shall be substantially in the form attached hereto as Appendix 2. No Compensation Benefits shall be paid or provided to Employee, unless and until such time as (i) Employee has executed the General Release and delivered it to the Company, and (ii) the revocation period in the General Release has expired without an exercise of the revocation rights by Employee.

4.
Notwithstanding any provision of this Agreement or the release attached as Appendix 2 to the contrary, Employee shall remain liable for any obligations incurred as a result of violations of the Sarbanes-Oxley Act.

5.	Employee agrees to resign as an officer and/or director of the Company or any of its subsidiaries or affiliates, effective as of the Termination Date, or such earlier date as the Company may request.

6.
Employee agrees that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by Employee during the period of Employee’s employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work Employee may do for the Company, or which result from use of the Company's premises or the Company's or its customers' property (collectively, the "Developments") shall be the sole and exclusive property of the Company. Employee hereby assigns to the Company Employee’s entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.

7.
It is understood and agreed that Employee has had substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that are valuable and result in the creation of goodwill, and that the protection of those relationships is a material component of the consideration provided by the Company hereunder. Therefore, unless otherwise approved in writing by the Company’s Board of Directors, during, and for a period of 12 months following the termination of the Consultancy Agreement, Employee agrees that Employee shall not, directly or indirectly:

(a)
Solicit, divert, or accept business (either directly or indirectly) from any customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company or its subsidiaries or affiliated companies (collectively “Affiliates”);

(b)
Accept employment with, or become an independent contractor for, or accept any consideration for services rendered to or on behalf of any Competitor of the Company or its Affiliates, within the United States of America, or acquire any ownership interest in a Competitor of the Company, provided that the foregoing shall not prohibit ownership of stock in any publicly traded corporation where Employee holds less than 1% of the stock of the corporation (for purposes of this Agreement “Competitor” shall mean any business or division or unit of any business which provides, in whole or in part, in the United States of America, the same or similar services and/or products offered by the Company as described in the Company’s Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on February 28, 2014); or

(c)	Hire any employees or independent contractors of the Company and/or solicit or entice any such persons to leave the employ of the Company or its Affiliates.
Employee agrees and acknowledges that the promises and covenants not to compete set forth above have a unique, very substantial and immeasurable value to the Company, that the Company is engaged in a highly competitive industry, and that Employee is receiving significant consideration in exchange for these promises and covenants. Employee acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the Company’s legitimate business interests; and that each and every promise and covenant is reasonable with respect with respect to the activities restricted, geographic scope and length of time.

8.
Following the termination of Employee’s employment with the Company for any reason, neither Employee nor any director or executive officer of the Company shall, directly or indirectly, by or on the Employee’s behalf, or by or on the Company’s behalf, or in conjunction with any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)
Make any statements or announcements or permit anyone to make any public statements or announcements concerning the termination of Employee’s employment with the Company other than mutually agreed upon press release(es), required public filings or other ordinary course disclosures or discussions, or

(b)
Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of Employee or the Company or its subsidiaries, or their respective officers, directors employees, business(es) or operations.

(c)
Nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or giving testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding or from making any public statements or filings required by law.

9.
Employee acknowledges and agrees that Employee will respect and safeguard the Company’s property, trade secrets and confidential information. Employee will not disclose any Company trade secrets or confidential information acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner. Employee understands and agrees that he will remain subject to United States insider trading laws subsequent to the Termination Date and agrees to provide the Company’s Secretary, after the close of the market on any day on which Employee trades in Company stock, the details of such trade(s), for a period of six months following the Termination Date and the Company will file appropriate Form 4’s with the SEC on Employee’s behalf. Should Employee fail to timely provide such information, Employee shall be responsible for any such filings.

10.    Section 409A and Potential Delay in Payment.

(a)
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Attached as Exhibit 2 to this Agreement is a Schedule of payments which the Company and Employee believes, after consultation with counsel, complies with Section 409A of the Code. If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to Employee after the Termination Date, is subject to Section 409A of the Code, and also determines that Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon Employee’s termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to Employee or on Employee’s behalf earlier than six months after the Termination Date (or, if earlier, Employee’s death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the Termination Date (or, if earlier, one day after Employee’s death). For this purpose, Employee will be considered a “specified employee” if Employee is a “key employee”, within the exact meaning of “specified employee” and “key employee” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder. Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement or otherwise to Employee shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code.

11.
It is agreed and understood that this Agreement, the Appendices hereto, and the documents incorporated herein by reference shall constitute the entire agreement between Employee and the Company with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to Employee’s employment with the Company, including without limitation, the Employment Agreement, as amended. This Agreement shall be interpreted under and in accordance with the laws of the State of Minnesota without regard to conflicts of laws. Any dispute over the terms and conditions or application of this Agreement shall be resolved through non-binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the rules of the AAA and shall be held at a mutually acceptable location as designated by the parties. In the event the dispute is not resolved through arbitration, either party may submit the matter to the court having jurisdiction over the dispute. The parties expressly submit to the jurisdiction of those courts, and their appellate courts, for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this Section 11 in those courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party.

12. Employee agrees and acknowledges that in the event of a breach or threatened breach by Employee of one or more of the covenants and promises described in Sections 7 - 9, the Company will suffer irreparable harm that is not compensable solely by damages. Employee agrees that under such circumstances, no further payments, rights or benefits provided under Section 2 of this Agreement will be due to Employee, and, in the event the breach or threatened breach occurs subsequent to the Termination Date, Employee must repay to the Company any amounts described in Section 2(b) paid to him. Notwithstanding the arbitration provisions of Section 11, the Company shall be entitled, upon application to a court of the State of Minnesota, to obtain injunctive or other relief to enforce these promises and covenants. The Company shall, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants in this Agreement. Resort to any remedy provided for in this Agreement or provided by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude the Company or the Company’s recovery of monetary damages and compensation.
13. Employee agrees that, subject to reimbursement of Employee’s reasonable expenses, he will fully cooperate with the Company and any of its Affiliates and their counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Employee was involved during his employment with the Company. Employee will render such cooperation in a timely manner upon reasonable notice from the Company. In the event the Company seeks Employee cooperation after the term of the Consulting Agreement, the Company shall pay Employee a mutually acceptable per diem rate for Employee’s cooperation hereunder.
14. This Agreement is not to be construed as an admission of liability of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Employee, or by Employee or any other person to the Company. There have been no such violations, and both the Company and Employee specifically deny any such violations.

15. Employee acknowledges that Employee has retained legal counsel to provide advice on the terms and conditions of this Agreement and that in agreeing to this Agreement Employee has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.
16. Employee agrees that Employee will not apply for reinstatement with the Company or its Affiliates or seek in any way to be reinstated, reemployed or hired by the Company in the future.
17. This Agreement will inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators and heirs. Employee may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives. To the extent permitted by law, the Company will require any successor who acquires all or substantially all of the assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company will be required to perform it is no such succession had taken place.

18.
Notwithstanding anything else in this Agreement, the Indemnification Agreement entered into by the Employee and the Company on August 3, 2011 continues to remain in full force and effect and is not superseded, replaced and or otherwise modified by the Separation Agreement including Appendices 1 and 2 thereof.

19. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be valid and effective under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement shall be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the dates specified below.
WALTER INVESTMENT                     KEITH A. ANDERSON
MANAGEMENT CORP.

By:_/s/ Mark O'Brien_________________            _____/s/ Keith A. Anderson_____
Mark O’Brien
Title: Chairman and CEO                    Date:___8/8/14_______________

Date:__8/8/14_______________________

EXHIBIT 1

Sample Calculation for Purposes of Subsection 2(c)(i)(A)

Name	Target Bonus	Bonus Awarded
O’Brien	1,000,000	750,000
Tillett	850,000	850,000
Dixon	750,000	800,000
Cook	600,000	650,000
Total	3,200,000	3,050,000

Anderson Lump Sum No. 1 = 3,050,000/3,200,000 x 860,000 = $819,688 (before pro ration)

Name	Target Bonus	Bonus Awarded
O’Brien	1,000,000	1,500,000
Tillett	850,000	850,000
Dixon	750,000	600,000
Cook	600,000	650,000
Total	3,200,000	3,600,000

Anderson Lump Sum No. 1 = 3,600,000/3,200,000 x 860,000 = $967,500 (before pro ration),
Lump Sum Number 1 cap = $860,000 (before pro ration)

EXHIBIT 2

Example: October 31 Termination Date this would result in the following payments:

•	Consulting fees totaling $430,000 paid bi-weekly for twelve months.

•	Legacy Payment of $50,093.96 paid with first consulting fee payment.

•	Assuming Lump Sum No. 1 before pro-ration equals $860,000, Lump Sum No. 1 after pro-ration equals $860,000/12*10 = $716,667 paid before March 15, 2015.

•	Lump Sum No. 2 equals $800,000/12*2 = $133,333 paid before March 15, 2015.

•	Remaining $666,667 to be paid:

•	Lump Sum No. 3: $666,667 - ($520,000-$215,000-$50,093.96-$133,333) = $545,093.96 paid no later than December 31, 2015

•	Lump Sum No. 4: $666,667 - $545,093.96 = $121,573.04 paid by March 15, 2016

APPENDIX 1
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into this _____ day of ___________, 2014 by and between Keith A. Anderson (the "Consultant") and Walter Investment Management Corp. (“WIMC” or the “Company”).

WHEREAS, WIMC and Consultant entered into a Separation Agreement dated August 5, 2014 (the “Separation Agreement”) to which this Agreement was attached as Appendix 1 and General Release of Claims (the “Release”) was attached as Appendix 2; and

WHEREAS, WIMC desires to retain the services of the Consultant for a limited period of time of one year to assist WIMC on an as needed basis with the management and operations of its mortgage servicing and originations businesses (the “Services” as further defined below) and the Consultant is willing to provide the Services to and advise WIMC on an agreed basis as hereinafter specified.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE I
PERFORMANCE OF CONSULTANT SERVICES

1.1    WIMC hereby engages the Consultant to perform the Services and the Consultant hereby accepts such engagement. “Services” as referred to in this Agreement shall mean (a) the provision of advice and consultation pertaining to the management and operations of the Company’s mortgage servicing and originations businesses as the Company may reasonably request, (b) assistance with any past or future litigation and/or regulatory or similar investigations, including, without limitation providing testimony to the extent deemed appropriate by Company counsel and meeting with regulators, and (c) such other matters related to the Company’s business as the Company may reasonably request.  Consultant agrees not to accept any third party employment that would materially impact his availability to perform the Services, and further agrees to be available to perform the Services upon reasonable notice provided by the Company.  Travel may be required in connection with the performance of the Services.

1.2    All Services under this Agreement shall be performed by the Consultant.

1.3    The Consultant represents and warrants that he shall perform the Services with the care, skill and diligence customarily provided by a professional consultant in the performance of services similar to the Services to be provided hereunder.

ARTICLE II
CONFIDENTIAL INFORMATION AND WORK PRODUCT

2.1     The Consultant shall at all times maintain the confidentiality of all Confidential Information. The Consultant shall take all such steps as may be necessary to ensure that no Confidential Information is published, disclosed, communicated or otherwise provided or made available to any other person by the Consultant, except with the prior consent of WIMC. The Consultant shall keep the Confidential Information in a secure place at all times and shall comply with WIMC’s instructions with regard to copying, recording or otherwise reproducing any of the Confidential Information.

2.2     “Confidential Information” as referred to in this Agreement shall mean all information, in any form, emanating from the Company or any of its subsidiaries or provided to WIMC or the Consultant by any of the Company’s existing or prospective agents, contractors, customers, suppliers or licensees and relating to any of their practices, services or products, which is used in the business of WIMC. Confidential Information may include, but is not limited to, all data, technical information, documents, and materials, work product, reports, studies, memoranda, statistics, photographs, films, audio and video tapes, drawings, designs, sketches, specifications, equipment, techniques, computer programs, software and printouts, trade secrets, know-how, financial data and other business information made available or provided to the Consultant by WIMC in connection with the work product developed, prepared or produced by the Consultant as part of the Services, except information which are, or later become, a part of the public domain through publication or communication by persons other than the Consultant.

2.3    The Consultant acknowledges and agrees that the Confidential Information and any and all documents, materials and other tangible items prepared or assembled by the Consultant in connection with Services undertaken pursuant to this Agreement (“Work Product”) are and shall remain the property of WIMC. Upon request by WIMC, the Consultant shall deliver the Confidential Information and the Work Product to WIMC, and the Consultant may retain only a copy for his business records, which shall continue to be subject to the provisions of Section 2.1.

2.4    The Consultant acknowledges that material conditions of his Agreement with WIMC include the following: (i) all inventions, including, but not limited to, development, discoveries, concepts, ideas, processes, software, techniques, formulae and products, as well as improvements or know-how related thereto (whether or not patentable or copyrightable and collectively referred to as "Inventions"), relating to any activities of WIMC during the Consultant's consultancy are the sole property of WIMC; and (ii) all Inventions related to the products of WIMC made or conceived by the Consultant, solely or jointly with others during the period that he/she is working as a Consultant for WIMC, or with the use of WIMC facilities, materials or personnel, or which result from or are suggested by or otherwise arise out of Consultant's work at WIMC, shall be the sole property of WIMC. Without royalty or other consideration except as set forth herein, the Consultant agrees that he:

2.4.1    Shall inform WIMC promptly and fully of each such invention in writing, and upon request by WIMC, shall provide a written report, setting forth in detail the procedures employed and the results achieved; and

2.4.2    Shall apply, at WIMC 's request and expense, or assist WIMC in applying for United States and/or foreign letters patent or for copyrights either in the Consultant's name or as designated by WIMC; and

2.4.3    Shall assign (and does hereby assign) to WIMC all of Consultant's rights, title and interest in and to such inventions, and to applications for United States and/or foreign letters patent or copyrights granted upon such inventions; and

2.4.4    Shall execute and deliver promptly to WIMC such written instruments and do such other acts, as may be necessary in the opinion of WIMC to obtain and maintain United States and/or foreign letters patent or copyrights and to vest the entire right and title for such patents or copyrights in WIMC.

ARTICLE III
COMPENSATION AND REIMBURSEMENT

3.1    The Consultant shall be compensated for Services authorized under this Agreement, in the total amount of $430,000 paid bi-weekly. In the event this Agreement is terminated by WIMC prior to the one-year Term identified in Section 4.1 below, and Consultant has not violated the terms of this Agreement or the Separation Agreement or the Release during the Term, the Company shall remain obligated to continue to pay Consultant on a bi-weekly basis through the remainder of the original Term.

3.2    WIMC will reimburse the Consultant for all reasonable travel and extraordinary expenses (in accordance with WIMC’s policy) incurred at the request of WIMC and in relationship to the Services, provided such expenses are approved in advance by WIMC. The Consultant will provide WIMC with the pertinent expense vouchers or receipts and upon receipt WIMC will remit the reimbursement to the Consultant forthwith.

3.3    Consultant hereby represents and warrants that no part of the fee paid by WIMC will be used directly or indirectly to make payments, gratuities, emoluments or to confer any other benefit to an official of any government or any political party.

ARTICLE IV
TERM

4.1    The Agreement shall commence on the date set forth above and shall extend for a period of one year (“Term”) unless earlier terminated by WIMC pursuant to Section 3.1. The provisions of Articles II, III and V shall survive the termination of this Agreement without regard to the reason for the termination; such termination shall not alter or affect WIMC’s rights and obligations created by those sections.

4.2    Upon expiration or termination, the Consultant shall immediately assemble all Work Product and all Confidential Information in the Consultant’s possession or control and shall return them to WIMC. WIMC shall thereafter have the right to use any Work Product produced under this Agreement without any further compensation to the Consultant.

ARTICLE V
MISCELLANEOUS

5.1    Independent Contractor. The Consultant is retained by WIMC only for the purposes and to the extent set forth in this Agreement. The Consultant undertakes the performance of the Services under this Agreement as an independent contractor, and not as an employee of WIMC. As such, the Consultant is not entitled to benefits and privileges accorded to staff and personnel by virtue of their status as employees. Nothing in this Agreement authorizes the Consultant to make any contract, agreement, warranty or representation on behalf of WIMC or to incur any debt in the name of WIMC. The Consultant shall maintain all permits, licenses and certifications necessary for the conduct of his business and all fees and expenses for same shall not be reimbursable as expenses under Section 2.2. Any and all taxes, insurance, employee benefits and other costs of doing business shall be paid by the Consultant and shall not be reimbursable as expenses under Section 2.2.

    5.2    Indemnification.    The Consultant shall indemnify and hold harmless WIMC, against any and all loss, damage, lien and liability, and from any and all claims and demands, suits, actions and judgments for damages on account of or by reason of bodily injury (including death) which may be sustained by any person, including Consultant , and from all costs and expenses in any such suits, demands, actions, claims or proceedings, which may be brought against WIMC to the extent caused by or arising out of or in connection with (1) the negligence of Consultant in connection with any work done or performed by Consultant or Consultant’s failure to do or perform any work required to be done under the terms of this Agreement, (2) Consultant’s failure to comply with the terms of this Agreement, or (3) Consultant’s failure to comply with applicable laws or regulations. Provided, however, that Consultant shall have no indemnification obligation pursuant to this Section 5.2 with respect to any loss, damage, lien, liability, claim, demand, suit, action or judgment that is caused by or arises out of a negligent act or omission by WIMC.

5.3    Non-Competition. Consultant agrees that the terms and conditions of Paragraphs 7(a) and (b) of the Separation Agreement shall be incorporated herein by reference during the term of this Agreement, and for a period of one year thereafter.

5.4    Non-Solicitation. Consultant agrees that the terms and conditions of Paragraph 7(c) of the Separation Agreement shall be incorporated herein by reference during the term of this Agreement, and for a period of one year thereafter.

5.5    Governing Law and Jurisdiction. The terms of this Agreement shall be construed in accordance with the laws of the State of Minnesota. The parties agree that any action arising out of or related to this Agreement shall be resolved in the federal or state courts in the State of Minnesota.

5.6    Notices.    All notices pursuant to this Agreement shall be in writing and delivered to the parties at the addresses provided below:

WIMC:
Walter Investment Management Corp.
3000 Bayport Drive, Suite 1100
Tampa, Florida 33647
Attn: General Counsel

CONSULTANT:

Keith A. Anderson
9606 Whistling Valley Road
Lake Elmo, MN 55042

5.7    No Conflict. As an inducement to WIMC to retain Consultant, Consultant represents and warrants that there exists no impediment or restraint, contractual or otherwise on Consultant’s power, right or ability to perform the Services for WIMC.

5.8    Execution in Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be considered an original and which counterparts together shall constitute a single instrument.

5.9    Entire Agreement. This Agreement and any Exhibits attached hereto constitute the entire agreement between the Consultant and WIMC with respect to the subject matter of this Agreement. Neither this Agreement nor any part hereof may be changed, modified, supplemented or deleted except as agreed in writing by the Consultant and WIMC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.

CONSULTANT	WALTER INVESTMENT MANAGEMENT CORP.

__________________________            By:__________________________
Keith A. Anderson

Date:________________________            Date:_________________________

APPENDIX 2
GENERAL RELEASE OF CLAIMS
This    General Release of Claims ("Release") is entered into by and between Walter Investment Management Corp., and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (hereinafter collectively referred to as “Employer”) and Keith A. Anderson (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:
1.Employer and Employee are parties to a Separation Agreement to which this Release has been attached and incorporated by reference. Employee’s employment with Employer has been terminated and, pursuant to the terms of the Separation Agreement, Employee must execute this Release in order to receive certain severance benefits and compensation described more fully in the Separation Agreement.
2.In consideration for the promises and covenants set forth in the Separation Agreement and this Release, including, specifically but without limitation, the general release set forth in paragraph 3 below, Employee shall receive the benefits set forth in Section 2 of the Separation Agreement. Payments to Employee will be made at such times as are set forth in the Separation Agreement.
3.Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which Employee may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, (a) breach of contract, (b) any tort claims, (c) any claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), or the Americans with Disability Act, the Civil Rights Act of 1991, or under any other federal law, (d) any claims under any State law including the Florida Civil Rights Act, or under any local law or municipal ordinance, (e) any other claims relating in any way to Employer or the termination of that employment; and (f) any other claims alleging any violation of any constitution, statute, regulation, or the common law; provided, however, that this Release is not intended to waive or release any claim arising under the Separation Agreement, any right to workers compensation or unemployment compensation benefits, or any claim for the group insurance benefits accruing prior to the Termination Date, or any rights identified in Section 4 of this Release.
4.Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 3 shall not apply to any rights or claims under any equity, option or other Employer incentive plan or award, including, without limitation, those awards reflected in the table set forth in Section 2d(ii) of the Separation Agreement, which shall be governed by the terms and conditions of such plan(s) or award; nor shall it affect any rights or obligations that Employee or Employer may have pursuant to the Indemnification Agreement entered into between Employee and Employer as of August 3, 2011.
5. This Release shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.
6.Employee and Employer specifically acknowledge the following:

a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.
In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s compensation policies or applicable law.

c.
Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act ("ADEA") and the Older Workers' Benefit Protection Act ("OWBPA"), 29 U.S.C. §621, et seq.

d.	This Release shall not effect the Company or the Employee’s respective rights and obligations under the Indemnification Agreement between the parties dated August 3, 2011.

e.	Employee has twenty-one (21) days to consider this Release.

f.
Employee has fifteen (15) days to revoke this Release after executing it. However, no consideration will be paid after the Termination date until after the revocation of the acceptance period has expired. For the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.

7.Should Employee breach any provision of this Release, in addition to any other rights or remedies available to Employer, (a) the Employer’s obligation to continue to pay the consideration set forth herein shall cease, Employer shall have no further obligation to Employee, and (c) Employer shall have the right to re-coup any amounts paid pursuant to the Separation Agreement. All other terms and conditions of this Release, including, but not limited to, the general release in paragraph 3 shall remain in full force and effect.
8.This Release shall be binding upon Employer, Employee and upon Employee's heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.
9.Employee and Employer acknowledge that this Release, the Separation Agreement, and the Indemnification Agreement between the parties dated August 3, 2011, shall be considered as one document and that, except as set forth herein and therein, completely express the entire understanding of the parties with respect to the subject matter hereof and thereof.
10.Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.
11.This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

WALTER INVESTMENT MANAGEMENT CORP.

__________________________________        By: _______________________________________
Keith A. Anderson

Date: _____________________________        Name Printed: _______________________________

Title: _______________________________

Date: _______________________________